UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2024

NB BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-41899	93-2560883
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

	1063 Great Plain Avenue, Needham, Massachusetts	02492
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 444-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	NBBK	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 12, 2024, the Board of Directors (the “Board”) of NB Bancorp, Inc. (the “Company”) appointed Kenneth C. Montgomery as a director of the Company, effective immediately. The Board also appointed Mr. Montgomery to the Nominating and Governance Committee and the Enterprise Risk Management Committee of the Board. Mr. Montgomery will be considered an independent director. Mr. Montgomery was also appointed to the Board of Needham Bank.

Mr. Montgomery most recently served as First Vice President and Chief Operating Officer at the Federal Reserve Bank of Boston, overseeing critical initiatives, including the $700 million FedNow Service program. From October 2021 to June 2022, Mr. Montgomery served as interim President and Chief Executive Officer of the Federal Reserve Bank of Boston. During the majority of his time in the Federal Reserve Bank system, Mr. Montgomery occupied positions that included oversight of technology groups and systems, including 18 years where Mr. Montgomery served as Executive Vice President and Federal Reserve System Chief Technology Officer based out of the Federal Reserve Bank of Richmond. Mr. Montgomery previously served as an executive committee member of the Greater Boston Chamber of Commerce, chair of the Boston Private Industry Council – Boston's workforce development board, and as an executive committee member of the Boston Municipal Research Bureau. Mr. Montgomery also serves as a national advisory board member and past vice chair of the Advanced Cyber Security Center, a nonprofit consortium made up of industry, university, and government organizations, and is a former member of the Massachusetts Cyber Security Council. We believe Mr. Montgomery’s technology experience, as well as his financial acumen, qualify him to serve on our Board.

There were no arrangements or understandings between Mr. Montgomery and any other person pursuant to which Mr. Montgomery was selected as a director. Mr. Montgomery is not a party to any transaction with the Company or Needham Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

On September 12, 2024, the Board of the Company also appointed Francis Orfanello as Lead Independent Director, effective immediately. Mr. Orfanello is an Operating Partner focused on the Food and Beverage Manufacturing and Distribution vertical for One Rock Capital Partners, LLC, a value-oriented, operationally focused private equity firm headquartered in New York, a position he has held since 2014. Prior to being engaged by One Rock Capital, Mr. Orfanello was a corporate executive for over 20 years at various beverage and food companies, as well as service businesses. Mr. Orfanello oversaw national supply chain and sales operations, as well as leading strategic initiatives in new product development, manufacturing modernization, opening new channels of distribution and scaling branded consumer products businesses. Mr. Orfanello began his career in a Boston-based accounting firm, where he ultimately became a partner. We believe Mr. Orfanello’s strategic marketing and operational experience, as well as his financial acumen, qualify him to serve on our Board. Mr. Orfanello has served on Needham Bank’s Board since 2007.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.Description

99.1Press Release dated September 12, 2024

104.1	Cover Page Interactive Data File (Embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NB BANCORP, INC.

DATE: September 12, 2024	By:	/s/ Joseph Campanelli
Joseph Campanelli
Chairman, President and Chief Executive Officer